EXHIBIT 10.1

[LETTERHEAD OF HEARST-ARGYLE TELEVISION, INC.]

As of June 1, 2003

PERSONAL AND CONFIDENTIAL

Mr. David J. Barrett

[ADDRESS ON FILE]

RE: Employment Agreement – As of June 1, 2003

Dear Mr. Barrett:

In connection with the Employment Agreement dated as of June 1, 2003 between Hearst-Argyle Television, Inc. (“Hearst-Argyle”) and you executed immediately prior to the execution of this letter, you and Hearst-Argyle have agreed on certain additional matters as set forth below. We have further agreed that this letter modifies the Employment Agreement and shall be deemed incorporated into and made a part of the Employment Agreement.

1. Life Insurance. Hearst-Argyle shall purchase a term life insurance policy on your life providing a $1.0 million death benefit payable to the beneficiaries to be selected by you, and will pay the periodic premiums thereon at competitive rates during the term of the Employment Agreement. In lieu of purchasing all or part of such life insurance directly, Hearst-Argyle and you may agree that Hearst-Argyle will pay you an equivalent amount (or a portion thereof) in order to reimburse you for all or part of the annual premiums for the life insurance that you obtain.

2. Automobile. During the term of the Employment Agreement, Hearst-Argyle shall pay you $1,500 per month (subject to applicable payroll taxes) for the cost of an automobile.

Sincerely, HEARST-ARGYLE TELEVISION, INC

By:	/s/ Jonathan C. Mintzer

Jonathan C. Mintzer

.

ACCEPTED AND AGREED:

By:	/s/ David J. Barrett

David J. Barrett